Consent of Independent Public Accounting Firm

We consent to the use in this Offering Circular of Inland Mid-Continent Corporation on Form 1-A pursuant to Regulation A, of our report dated August 16, 2022 relating to the financial statements of Inland Mid-Continent Corporation appearing in this Offering Circular.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

December 16, 2022

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site turnerstone.com